Exhibit T3B.172

LIMITED LIABILITY COMPANY AGREEMENT

OF

2030 INSURANCE, LLC

This Limited Liability Company Agreement (the “Agreement”) of 2030 Insurance, LLC, a Delaware limited liability company, dated and effective as of the 3rd day of December, 2013, is entered into by CBL & Associates Limited Partnership, a Delaware limited partnership, as the sole member (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is 2030 Insurance, LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5. Member. The name and the mailing address of the Member are as follows: CBL & Associates Limited Partnership, CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421.

6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute, deliver and perform any document on behalf of the Company without any vote or consent of any other person or entity. Jeffery V. Curry, as Organizer, is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) at any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

8. Capital Contribution. The Member may, but is not required to, make capital contributions to the Company.

9. Assignments. The Member may assign in whole or in part its limited liability company interest. The transferee shall be admitted to the Company as a member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its interest in the Company pursuant to this Section 9, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

10. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.

11. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

12. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date set forth above.

CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CBL Holdings I, Inc.,
a Delaware corporation,
its sole general partner

By:	/s/ Jeffery V. Curry
Jeffery V. Curry,
Chief Legal Officer and Secretary
JP Legal